Exhibit 10.8

Summary of Oral Agreement with Paul Currie

The Registrant and Paul Currie have agreed that Mr. Currie shall provide investor relation service to the Company in exchange for compensation of $42,000 per year, paid monthly.  The agreement is terminable by either party at any time with or without cause.